Freeport-McMoRan Copper & Gold Inc.

Completes Tender for its 7.20%

Senior Notes Due 2026

NEW ORLEANS, LA, April 4, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE:FCX) announced that it has accepted for purchase $100.5 million in principal amount of its 7.20% Senior Notes due 2026 (puttable in November 2003), or approximately 40% of the outstanding 7.20% Notes, in connection with the previously announced tender offer that expired at 5:00 p.m., New York City time, on April 3, 2003.  Final settlement of this transaction is expected on April 8, 2003.

Complete terms of the tender offer are described in the Offer to Purchase and related documents distributed to the holders on March 6, 2003.

J.P. Morgan Securities, Inc. acted as the dealer manager and Georgeson Shareholder Communications Inc. acted as information agent for the tender offer.  Georgeson may be contacted toll-free at 866-775-2735 and J. P. Morgan Securities may be contacted toll-free at 800-245-8812.

This press release is not an offer to purchase, nor a solicitation of an offer to sell the notes, which will only be made in compliance with applicable securities laws.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information about FCX is available on our Internet website www.fcx.com.